EMPLOYMENT/STOCK REPURCHASE AGREEMENT

This Employment/Stock Repurchase Agreement (hereinafter “Agreement” is entered into on this 13th day of October, 1999 by ROLLA P. HUFF (hereinafter “Executive”) and MGC COMMUNICATIONS, INC., a Nevada corporation (hereinafter the “Company”). Executive and Company are collectively designated herein as the “Parties” and “Party” shall mean either one of the Parties.

The Parties, for and in consideration of the promises, covenants, terms, conditions and obligations hereinafter set forth, agree as follows:

1. Employment. Company hereby employs Executive and Executive hereby accepts employment by Company upon all terms and conditions as are hereinafter set forth.

2. Scope of Service.

A. Executive shall be employed by Company no later than November 1, 1999, as its President and Chief Executive Officer. Executive shall report directly and solely to Company’s Board of Directors. The duties and responsibilities of Executive as President and Chief Executive Officer shall be those of the chief executive officer of similar companies and as defined in the by-laws of Company, and shall be without consideration of other positions Executive may hold with Company. Executive’s services are mutually agreed to be unique personal services. Executive acknowledges that Company is relying upon Executive’s experience, expertise and other qualifications in entering into this Agreement. Executive shall not assign or delegate any right, obligation or duty hereunder to any other person or entity without the express written consent of the Company.

B. During Executive’s period of service hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by Company’s Board of Directors. During the term of this Agreement, except for disability, illness and vacation periods, Executive shall devote his full productive time, attention and energies to the position of President and Chief Executive Officer of Company.

C. Executive’s expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of Company, such as outside directorships or charitable activities, shall not be considered in contravention of this Agreement so long as such activities do not materially interfere with his performance of this Agreement. Further, it is understood and agreed by the Parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance of this Agreement.

D. Company shall cause Executive to be elected to Company’s Board of Directors and to be nominated for reelection to the Board so long as he continues to serve as President and Chief Executive Officer of Company.

3. Term of Agreement. This Agreement shall be effective as of a date, not later than November 1, 1999, mutually agreeable to the Parties (the “Effective Date”) and Executive’s employment hereunder shall continue until October 31, 2002, unless sooner terminated by either Party as provided in Item 11 herein. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of this Agreement unless terminated by either Party as provided in Item 11 hereof.

4. Compensation. During the term of this Agreement, Company agrees to pay to Executive, and Executive agrees to accept from Company, in full payment for services rendered by Executive and work to be performed by him under the terms of this Agreement, the following:

A. An annual base salary (“Base Salary”) of Five Hundred Thousand Dollars ($500,000.00), payable in installments in accordance with Company’s payroll practices. The base salary may be increased annually in the discretion of the Board of Directors of Company based on Company’s performance and Executive’s personal accomplishments.

B. Executive shall be entitled to a bonus of up to one hundred percent (100%) of his Base Salary each calendar year based on either (i) Company’s achievement of certain annual targets to be established by Company’s Board of Directors in conjunction with the establishment of Company’s operating budget each year, or (ii) in the event such targets are not met or an additional bonus is warranted, in the discretion of Company’s Board of Directors.

C. Company shall pay Executive a cash signing bonus of One Million Dollars ($1,000,000) payable within fifteen (15) days of Executive’s commencement of employment hereunder. The cash signing bonus shall be repaid by Executive to Company in full in the event of Executive’s resignation from Company without “Good Reason” (as defined in Item 11B) or termination for “Cause” (as defined in Item 11A) before completion of three (3) years of employment with Company. In such event, the repayment of the cash signing bonus shall be made within thirty (30) days of Executive’s termination of employment.

D. In the event Executive’s employment with Company shall cease within one (1) year after a “Change of Control” (as defined in Item 10), shall be terminated by Company without Cause or shall be terminated by Executive with Good Reason, Company shall pay to Executive severance pay in an aggregate amount (not less than One Million Dollars ($1,000,000)) equal to two (2) times the total amount of Base Salary and incentive bonus paid by Company to Executive during the twelve (12) month period immediately preceding the date of his termination of employment. Such amount shall be paid by Company to Executive in twenty-four (24) equal monthly installments beginning on the date that is one (1) month after the date of his termination of employment.

E. Company shall also reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in performing services hereunder to the extent approved by Company. Executive shall prepare and submit to Company a periodic statement of charges in such detail and supported by such receipts, evidence and documentation as Company may reasonably require.

5. Fringe Benefits.

A. Company shall provide Employee such vacation time, sick leave and fringe benefits, including but not limited to participation in any pension, 401(k), health insurance and employee benefit plans that may be maintained by Company from time to time as are made generally available to other senior management employees of Company in accordance with Company policies. Company reserves the right to change the benefits available under its benefit plans at any time or times.

B. Company shall pay on behalf of Executive his automobile expenses and the annual dues for Executive’s membership in a country club which shall be subject to Company’s approval if the aggregate of such automobile expenses and dues are in excess of $3,000 per month, which approval shall not be unreasonably withheld.

C. Company shall pay Executive’s living expenses (including living quarters and local transportation costs) while Executive is in Las Vegas for business and shall pay Executive’s travel costs to and from Las Vegas on business. Any such amounts paid by Executive shall be reimbursed by Company upon presentation of receipts for such expenses.

6. Deductions. Deductions shall be made from Executive’s salary for social security, Medicare, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

7. Fiduciary Relationship. Both Parties acknowledge and agree that a fiduciary and confidential relationship has commenced and will continue to exist between them and that said relationship will continue during the term of this Agreement.

8. Stock Options.

A. Executive shall be eligible to participate in any stock option plans maintained by Company and any additional or successor plans created from time to time.

B. As of the date hereof, Executive shall be granted a stock option for the purchase of 400,000 shares of Company’s Common Stock. Such option shall: (i) have an exercise price equal to $20.00 per share; (ii) vest in four (4) equal annual installments at the rate of 25% on each of the first four anniversaries of the grant; (iii) accelerate and become fully vested in the event of a Change of Control (as defined in Item 10 hereof) or in the event Executive’s employment is terminated by him with Good Reason as provided in Item 11B; and (iv) be non-qualified options to the extent required by the Internal Revenue Code.

C. As of the first anniversary of the Effective Date, Executive shall, if he is then employed by Company, be granted a stock option for the purchase of an additional 200,000 shares of Company’s Common Stock. Such option shall: (i) have an exercise price equal to the greater of $30.00 per share or the closing price of Company’s Common Stock on the date of grant as reported in the Nasdaq National Market; (ii) vest in four (4) equal annual installments at the rate of 25% on each of the first four anniversaries of the grant; (iii) accelerate and become fully vested in the event of a Change of Control (as defined in Item 10 hereof) or in the event Executive’s employment is terminated by him with Good Reason as provided in Item 11B; and (iv) be non-qualified options to the extent required by the Internal Revenue Code.

D. In addition to the stock options grants pursuant to Paragraphs B and C above, Executive shall be eligible for additional grants on an annual basis.

9. Stock Sale and Company Option to Repurchase Executive’s Shares.

A. Upon the Effective Date, Company shall sell to Executive 150,000 shares of its common stock (the “Note Shares”) for a purchase price equal to 150,000 multiplied by the closing price of Company’s Common Stock as of the date of this Agreement as reported in the Nasdaq National Market.

B. The purchase price for the Note Shares shall be paid by Executive’s execution and delivery to Company of a non-recourse promissory note (the “Note”) in favor of Company. The Note will be secured by the Note Shares pursuant to a stock pledge agreement in a form reasonably agreeable to the Parties. The term of the Note will be three (3) years, and the Note will bear interest at the rate of 7.5% per annum on the unpaid balance, with no interest payment required prior to the maturity of the Note. The Note may be prepaid at any time without penalty, and prepayment will be required within 30 days after termination of employment by Company for Cause pursuant to Item 11A or by Executive’s resignation without Good Reason. Executive acknowledges that his holding period for Note Shares will not begin until he has paid for such shares for purposes of determining whether he has met the one-year holding period required before being able to sell such shares under Rule 144 under the Securities Act of 1933.

C. Company shall forgive the Note in full (principal and interest) in the event: (i) Executive is in the continuous employment of Company during the three (3) year period beginning on the Effective Date, (ii) Executive’s employment with Company is terminated by Company without Cause prior to the date that is three (3) years after the Effective Date, (iii) Executive’s employment with Company is terminated by Executive with Good Reason, (iv) Executive’s employment is terminated as a result of disability, or (v) of a Change of Control (as defined in Item 10 hereof).

D. If Executive is at any time prior to the date that is three (3) years after the Effective Date, not an employee of Company for any reason whatsoever other than as a result of termination of employment by Company without Cause, termination of employment by Executive with Good Reason, death, disability or a Change of Control (the date of such termination of employment being referred to herein as the “Termination Date”), then Company shall have the option to purchase, whereupon Executive shall be obligated to sell, any portion or all of the Note Shares in Company owned by Executive or any Affiliate of his on the Termination Date. In such event, such Note Shares shall be sold free and clear of any and all liens and encumbrances. The purchase price for the Note Shares shall be the amount per share paid by executive for such Note Shares (including any interest paid or accrued on the Note with respect to the Note Shares being repurchased).

E. The option provided herein shall be exercised, if at all, by delivery of written notice by Company within ninety (90) days after the Termination Date.

F. The closing of the purchase and sale hereunder shall occur within thirty (30) days following the exercise of said option and at a time and place as Company may designate by written notice to Executive at least five (5) days in advance of such closing. The parties hereto hereby agree to execute any and all instruments and documents to transfer full and complete title to such Note Shares to effectuate the foregoing. At the closing, the purchase price shall be paid by the cancellation of the Note up to but not in excess of the purchase price for the Note Shares being repurchased with the balance of such purchase price payable in cash.

G. The repurchase price per share set forth in this Item shall be adjusted appropriately in the event of any stock split, stock dividend or other similar change in the capitalization of Company. The Board of Directors of Company shall make the determination of any such adjustments and shall provide Executive with written notice thereof.

H. All certificates representing Note Shares shall bear the following restrictive legend (in addition to any other legends required to be placed thereon):

The Shares represented by this certificate are subject to repurchase by Company pursuant to the terms of an Employment/Stock Repurchase Agreement dated October 13, 1999, a copy of which is on file with Company.

10. Change of Control.

A. In the event of a Change of Control (as defined in Paragraph B below), Executive’s obligation to repay his cash signing bonus shall terminate, the stock options theretofore granted to Executive pursuant to Item 8B and 8C shall become immediately vested and Executive’s obligations to repay the Note referenced in Item 10B shall be forgiven as provided herein.

B. For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) by any method, transaction or series of related transactions more than 50% of the outstanding shares of Company or beneficial ownership thereof are acquired within a period of one year by persons other than the members of Company’s Board of Directors, those persons who were more than 5% stockholders of Company prior to the Effective Date, employees of Company and any of their immediate family members and affiliates and there is a change in the membership of Company’s Board within a one year period thereafter such that fewer than 50% of the members of the Board are persons who served in such position prior to the change in ownership; (ii) there is a merger or consolidation of Company in which Company is not the continuing or surviving entity or pursuant to which Company’s shares are converted into cash, securities or other property, or (iii) Company sells, leases or exchanges all or substantially all of its assets or Company’s stockholders approve the liquidation or dissolution of Company.

C. In the event any payment or financial accommodation under this Agreement results in a liability of Executive for excise taxes based on the application of Sections 4999 and 280G of the Internal Revenue Code, as amended, then Company shall pay to Executive such additional amount (the “Additional Payment”) as shall enable Executive to pay all excise taxes attributable to payments under this Paragraph D (including any Additional Payment) and all income taxes on the Additional Payment so that Executive will be in the same financial position after payment of the Section 4999 excise tax and income taxes on the Additional Payment that he would have been had the golden parachute rules not been applied.

11. Duration of Services.

A. Termination for Cause. Company may terminate this Agreement for “Cause”, effective immediately upon delivery of notice to Executive. For all purposes of this Agreement, “Cause shall exist only in the event Executive (i) shall be arrested for commission of a felony or other act involving moral turpitude, (ii) shall commit any act, specifically including but not limited to drug or alcohol abuse, which is materially and objectively harmful to Company or its business, (iii) shall commit any act of fraud, dishonesty or theft, whether or not related to his activities on behalf of Company, or (iv) shall fail to comply with any material provision of this Agreement and Executive has not cured such failure within twenty (20) days after written notice of such noncompliance has been given by Company to Executive, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Executive within such twenty (20) day period and Executive shall not have cured such failure within forty (40) days thereafter; provided, however, that in no event shall Executive have the right to cure more than two (2) such failures under clause (iv) in any one calendar year.

B. Termination by Executive for Good Reason. Executive may terminate this Agreement for “Good Reason” by giving to Company sixty (60) days written notice and such termination shall be effective on the sixtieth (60th) day following the date of such notice; provided, however, that Company may, in its sole and absolute discretion, accelerate the effective date of Executive’s termination to any date following the date such of notice. For all purposes of this Agreement, “Good Reason” shall mean (i) the failure of Company to comply with any material provision of this Agreement and Company has not cured such failure within twenty (20) days after written notice of such noncompliance has been given by Executive to Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Company within such twenty (20) day period and Company shall not have cured such failure within forty (40) days thereafter; provided, however, that in no event shall Company have the right to cure more than two (2) such failures under this clause (i) in any one calendar year, or (ii) if any of the following shall occur without Executive’s consent and shall not be remedied within thirty (30) days after written notice of objection has been delivered by Executive to Company:

(a) Executive is not elected or retained as President and Chief Executive Officer and a director of Company during the term of this Agreement;

(b) any assignment to Executive of any duties other than those reasonably contemplated by Item 2 of this Agreement;

(c) any removal of Executive from responsibilities substantially similar to those described or contemplated in Item 2 hereof; or

(d) Company’s Board of Directors requires Executive to relocate or transfer Company headquarters or his principal place of residence away from the Rochester, New York area.

C. Termination Without Cause.

1. Executive may terminate this Agreement by giving to Company ninety (90) days written notice and such termination shall be effective on the ninetieth (90th) day following the date of such notice; provided, however, that Company may, in its sole and absolute discretion, accelerate the effective date of Executive’s voluntary termination to any date following the date of such notice.

2. Company may, without cause, terminate this Agreement at any time by giving to Executive ninety (90) days written notice and such termination shall be effective on the ninetieth (90th) day following the date of such notice. At the option of Company, Executive shall immediately cease performing his duties hereunder upon receipt of the notice.

D. Disability. If Executive shall fail or be unable to perform the services required hereunder because of any physical or mental infirmity, and such failure or inability shall continue for sixty (60) consecutive days, Company shall have the right to terminate Executive’s employment after delivering written notice thereof to Executive. Company shall in no way be obligated to compensate Executive after the expiration of the initial sixty (60) days of disability.

E. Death. Executive’s employment shall terminate upon his death.

F. Termination of Company’s Obligations. Company’s obligations under Item 4A and B of this Agreement shall terminate upon the expiration of the term of this Agreement without renewal or upon termination of Executive’s employment as provided in this Item.

G. Termination of Executive’s Obligations. Executive’s obligations under Items 12, 13 and 15 of this Agreement shall survive the expiration of the term of this Agreement without renewal and termination of Executive’s employment as provided in such Items.

12. Non-Competition.

A. Executive and Company agree that Company’s activities are of a unique and special nature and that if Executive’s services were used in competition with Company, such use would cause serious and possibly irreparable harm to Company. Accordingly, Executive agrees to the commitments of non-competitive activities as described herein:

1. Executive agrees that during the period of employment with Company and for a period of twelve (12) months after the last day of Executive’s employment with Company, that Executive shall not directly or indirectly: (a) call on, solicit, take away or attempt to take away for the benefit of Executive or of any other person or entity, any customer or supplier or prospective customer or supplier of Company, or (b) solicit, take away, or attempt to take away, for the benefit of Executive or of any other person or entity, any employee, officer or consultant of Company.

2. Executive agrees that during the period of employment with Company and for a period of twelve (12) months after the last day of Executive’s employment with Company, that Executive shall not directly or indirectly engage, either as a consultant, independent contractor, proprietor, stockholder, partner, owner, officer, director, employee or otherwise in any business which (a) engages in any business which competes with the business of Company within the “Prohibited Geographic Area” (as defined below) as such business is conducted or planned to be conducted as of the date of termination of employment, or (b) calls on, solicits, takes away, sells to, or otherwise deals with any customers, suppliers or contacts of Company in a way that would adversely affect Company’s business, or (c) which otherwise competes with Company within the Prohibited Geographic Area. For purposes of this Agreement, the “Prohibited Geographic Area” shall mean the geographic area within the United States where Company shall then be doing business or shall then be actively planning to do business.

B. The parties hereto agree that: (i) the covenants and agreements of Executive contained in Paragraph A of this Item are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company’s business and the professional involvement of Executive in such business; (ii) the restrictions imposed by Paragraph A of this Item are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of Executive contained in Paragraph A of this Item have been independently negotiated between the parties hereto and have served as a material inducement for Company to enter into this Agreement; (iv) the periods of restriction and restricted area referred to in Paragraph A of this Item are fair and reasonable in that they are reasonably required for the protection of Company; and (v) the nature, kind and character of the activities Executive is prohibited to engage in are reasonable and necessary to protect Company in that Company will rely on Executive for many important aspects of its business.

C. Executive acknowledges that a material breach by him of any part of Paragraph A of this Item will result in irreparable and continuing damage to Company and any material breach or threatened breach of the covenants provided in Paragraph A of this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction.

D. The covenants and agreements on the part of Executive contained in Paragraph A of this Item shall be construed as agreements independent of any other agreement between Executive and Company. The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of each of such covenants and agreements or otherwise affect the remedies to which Company is entitled hereunder.

E. If the provisions of this Item should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

F. Nothing contained in this Item shall restrict Executive from being a stockholder (but not an officer, director, employee, consultant or advisor) of any corporation that directly or indirectly competes with Company provided the stock of such competing corporation is publicly held and listed on a national stock exchange.

13. Professional Responsibility.

A. Executive agrees that he will provide in connection with the performance of all services under this Agreement the standards of care, skill and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

B. Executive represents that he has no conflicts of interest in rendering his professional services to Company.

14. Confidential Information, Confidential Material.

A. “Confidential Information” as used herein, whether or not reduced to writing and in any and all stages of development, shall include all relevant information concerning, in use or under consideration with respect to intended research or production areas of interest of Company, but shall not be limited to designs, procedures, experiments, protocols, test results, specifications, documentation, identity of and class of agreements with third parties, costs, profits, revenues, financial statements, and any and all other information, data, financial information, names or lists of names of suppliers and customers, interpretations, analyses, surveys, ideas, strategies, forecasts, discoveries, marketing plans, development plans, techniques, processes, specialized software and databases, know-how and trade secrets which are (a) directly or indirectly disclosed or revealed to Executive by Company or any of its officers, employees, agents, attorneys or representatives, or (b) created, developed, conceived or originated by Executive at any time during his employment hereunder. Notwithstanding the foregoing, any and all such information which Executive can show was previously known to him or which may constitute common and/or public knowledge shall be specifically excluded from this definition of “Confidential Information”.

B. “Confidential Material” as used herein shall be any and all tangible materials and objects which embody Confidential Information or from which Confidential Information can be read, reproduced, developed or utilized.

C. Anything which is legitimately and lawfully disclosed to Executive by a third party shall be released from the provisions and restrictions of this Agreement, but only to the extent necessary to permit such use and disclosure as are permitted by said third party.

15. Confidentiality.

A. Except in connection with Company’s business or as first authorized by Company, Executive shall not:

1. directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information or Confidential Material to any other person or entity;

2. directly or indirectly aid, encourage, direct or allow any other person or entity to gain possession of or access to Confidential Information or Confidential Material;

3. directly or indirectly copy or reproduce Confidential Material or create Confidential Material from Confidential Information; or

4. directly or indirectly use, sell or exploit any Confidential Information or any Confidential Material or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information or Confidential Material.

B. Executive hereby acknowledges and agrees that (i) Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect Company’s competitive position in the market and Company’s proprietary interest therein from irreparable damage, (iii) Executive, by virtue of his relationship with Company, will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of Company.

C. In the event of a breach or threatened breach by Executive of the provisions of this Item, Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed.

D. Upon receipt of a written request by Company, Executive agrees to surrender and return to Company all documents, records, memoranda, notebooks and any other repositories of Confidential Information of every character or description.

16. Miscellaneous.

A. This Agreement may only be amended in writing, signed by each Party hereto. The terms of this Agreement shall be interpreted under the laws of the State of Nevada.

B. Executive agrees to execute such additional documents and do such further acts and deeds as may be necessary or desirable to effectuate the purposes hereof and for the perfection of the rights and interests of Company expressed herein.

C. Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the State Court of Clark County, Nevada, or in federal district court in Nevada and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in such manner as may be permitted by law. Each of the undersigned further agrees that no such action shall be brought against any Party hereunder except in one of the courts above named.

D. For all purposes of this Agreement, action or consent by Company shall require the action or consent of Company’s Board of Directors without participation by Executive.

E. The waiver by either Party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

F. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

G. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof (including but not limited to that certain offer letter dated as of October 8, 1999) and this Agreement contains all the covenants and agreements among the Parties with respect to such subject matter.

H. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

I. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

J. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed, in the case of Executive to Executive at his then current primary residence as Company may, from time to time be notified, and in the case of Company, to the attention to the Corporate Secretary of Company at the principal executive offices of Company, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

K. As an inducement to Company to enter into this Agreement, Executive represents and warrants that other than his contractual obligations to keep confidential certain information of his former employer pursuant to a written agreement, a copy of which has been provided to Company: (i) he is not a party to any other agreement or obligation for personal services; (ii) there exist no impediments or restraints, contractual or otherwise, on Executive’s power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder; (iii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject; and (iv) Executive has not been involved in any legal proceedings that would be required to be disclosed in response to Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended. As an inducement to Executive to enter into this Agreement, Company represents and warrants that there exist no impediments, or restraints, contractual or otherwise, on Company’s power, right or ability to enter into this Agreement and to perform its duties and obligations hereunder.

L. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request and direction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on or as of the date first above written.
Company: MGC Communications, Inc.	Executive:
By: /s/ Maurice J. Gallagher	/s/ Rolla P. Huff

Maurice J. Gallagher, Jr. Its: Chairman of the Board	Rolla P. Huff